Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH
BY
LIFEVANTAGE CORPORATION
UP TO $40,000,000 IN VALUE OF SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE NOT GREATER THAN $2.80
NOR LESS THAN $2.45 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, OCTOBER 25, 2013, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

LifeVantage Corporation (“LifeVantage,” the “Company,” “we,” “us,” or “our”) invites our shareholders to tender shares of our common stock, par value $0.001 per share (the “Shares”), at a purchase price of not greater than $2.80 nor less than $2.45 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).
We are offering to purchase up to $40,000,000 in value of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering shareholders. We will select the single lowest price per Share (the “Purchase Price”) within the price range for the Offer that will allow us to purchase $40,000,000 in value of Shares. If Shares having an aggregate value of less than $40,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if, based on the Purchase Price, Shares having an aggregate value in excess of $40,000,000 are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. See Sections 1 and 3.
In accordance with the rules of the Securities and Exchange Commission, in the event that more than $40,000,000 in value of Shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Sections 1 and 16.
At the maximum Purchase Price of $2.80 per Share, we would purchase approximately 14,285,714 Shares if the Offer is fully subscribed, which would represent approximately 12.1% of the issued and outstanding Shares as of September 13, 2013. At the minimum Purchase Price of $2.45 per Share, we would purchase 16,326,531 Shares if the Offer is fully subscribed, which would represent approximately 13.9% of our issued and outstanding Shares as of September 13, 2013.
The Offer is not conditioned upon the receipt of any minimum number of Shares being tendered. The Offer is, however, subject to other conditions, including the Financing Condition (as defined below). See Section 7.

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The Shares are listed on the NASDAQ Capital Market (“NASDAQ”) and trade under the symbol “LFVN.” On September 23, 2013, the last full trading day before we commenced the Offer, the last reported sale price of the Shares was $2.23 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.
If you have questions or need assistance, or if you require additional copies of this Offer to Purchase, you should contact the Information Agent at the address or telephone number set forth on the back cover of this Offer to Purchase.
The Dealer Manager for the Offer is:

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.
Offer to Purchase dated September 24, 2013

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IMPORTANT
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.
If you want to tender all or part of your Shares, you must do one of the following before 5:00 p.m., New York City time, on Friday, October 25, 2013, or any later time and date to which the Offer may be extended:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•
if you hold Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to Computershare, the Depositary for the Offer;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•
if you are a holder of vested stock options to purchase Shares under the Company’s equity compensation plans, you may exercise your vested stock options and tender any of the Shares issued upon exercise in accordance with the Company’s policies and procedures for the applicable equity plan.

If you want to tender your Shares but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.
If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $2.45 per share. You should understand that this election may lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $2.45 per Share. See Section 3.
WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, SHAREHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE

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CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.
If you have questions or need assistance, or if you require additional copies of this Offer to Purchase, you should contact Georgeson Inc., the Information Agent for the Offer, at the address or telephone number set forth on the back cover of this Offer to Purchase.

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SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary highlights material information from this Offer to Purchase, but it does not describe the Offer to the same extent as it is described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase Shares?
The issuer of the Shares, LifeVantage Corporation, is offering to purchase your Shares. See Section 1.
How many Shares is LifeVantage offering to purchase?
We are offering to purchase up to $40,000,000 in value of Shares in the Offer (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase $40,000,000 in value of Shares). See Sections 1 and 2.
At the maximum Purchase Price of $2.80 per Share, we would purchase 14,285,714 Shares if the Offer is fully subscribed, which would represent approximately 12.1% of the issued and outstanding Shares as of September 13, 2013. At the minimum Purchase Price of $2.45 per Share, we would purchase 16,326,531 Shares if the Offer is fully subscribed, which would represent approximately 13.9% of the issued and outstanding Shares as of September 13, 2013.
In addition, if more than $40,000,000 in value of Shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Section 16.
The Offer is not conditioned on any minimum number of Shares being tendered by shareholders but is subject to certain other conditions, including the Financing Condition. See Section 7.
What will be the purchase price for the Shares and what will be the form of payment?
We are conducting this Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $2.45 to $2.80 per Share. See Section 1.
We will select the single lowest purchase price (in multiples of $0.05) (the “Purchase Price”) within the price range for the Offer that will allow us to purchase $40,000,000 in value of Shares at such price or, if a lesser number of Shares are properly tendered, such lesser number of Shares as are properly tendered and not properly withdrawn. We will purchase all Shares acquired in the Offer at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price.
If you wish to maximize the chance that your Shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the Purchase Price we determine. You should understand that this election may have the effect of lowering the Purchase Price and could result in your Shares being purchased at the minimum price of $2.45 per Share. The minimum purchase price of $2.45 per share could be below the closing market price for the Shares on the Expiration Date. See Section 3.
If your Shares are purchased in the Offer, you will receive the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. The

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Offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, October 25, 2013, unless the Offer is extended by us. See Sections 1 and 5.
How will LifeVantage pay for the Shares?
The maximum value of Shares purchased in the Offer will be $40,000,000. We expect to fund the share purchases in the Offer through new borrowings of approximately $42,000,000 under a credit facility we are currently negotiating and which we expect to be in place at least five business days prior to the Expiration Date. The Offer is subject to the Financing Condition, meaning that if we are unable to obtain financing in an amount sufficient to fund the Share purchases in the Offer, we will not be required to close the Offer. See Sections 5, 7 and 9.
What is the purpose of the Offer?
We believe that the repurchase of Shares is consistent with our long-term goal of maximizing shareholder value.
We believe that the Offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer, or who retain an equity interest as a result of a partial or conditional tender of Shares or proration, will have increased their relative percentage ownership interest in the Company at no cost to them. See Section 2.
The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales. See Sections 1 and 2.
In determining to proceed with the Offer, our management and Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and borrowing capacity will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. We also expect that the Offer, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this. See Section 2 for additional information about the purpose of the Offer and Section 11 for pro forma financial data relating to the Offer.
How long do I have to tender my Shares?
You may tender your Shares until the Expiration Date. The Offer will expire on Friday, October 25, 2013, at 5:00 p.m., New York City time, unless we extend the Offer. We may choose to extend the Offer in our sole discretion at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 16.
If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. See Section 3.
Can the Offer be extended, amended or terminated and, if so, under what circumstances?
Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 7 and 16.
How will I be notified if the Offer is extended or amended?

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If the Offer is extended, we will make a public announcement of the extension no later than 5:00 p.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 16. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. See Section 4.
Are there any conditions to the Offer?
Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived by us, on or prior to the Expiration Date, including but not limited to:

•
The consummation of financing, on terms satisfactory to the Company, resulting in aggregate proceeds to the Company that are sufficient to fund the purchase of Shares in the Offer (the “Financing Condition”);

•
No legal action shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or materially and adversely affects our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or our ability to exercise full rights of ownership or purchase and hold some or all of the Shares purchased in the Offer;

•
No general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•
No changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations or results of operations shall have occurred;

•
No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after September 24, 2013, nor shall any material escalation, on or after September 24, 2013, of any war or armed hostilities which had commenced prior to September 24, 2013 have occurred;

•
No decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on September 24, 2013 shall have occurred;

•
No person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than this Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•
No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) before September 24, 2013), and no person or group which has made such a filing before September 24, 2013 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares;

•
No material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations or results of operations shall have occurred; and

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•
No determination shall have been made by us that the consummation of the Offer may cause the Shares either (1) to be held of record by less than 300 persons or (2) to be delisted from NASDAQ or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.
How will the Offer affect the number of Shares outstanding and the number of record holders of LifeVantage?
As of September 13, 2013, we had 117,610,142 issued and outstanding Shares. At the maximum Purchase Price of $2.80 per Share, we would purchase 14,285,714 Shares if the Offer is fully subscribed, which would represent approximately 12.1% of our outstanding Shares as of September 13, 2013. At the minimum Purchase Price of $2.45 per Share, we would purchase 16,326,531 Shares if the Offer is fully subscribed, which would represent approximately 13.9% of our outstanding Shares as of September 13, 2013.
If the Offer is fully subscribed at the maximum Purchase Price if $2.80 per Share, we will have approximately 103,324,428 Shares outstanding following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the minimum Purchase Price of $2.45 per Share, we will have approximately 101,283,611 Shares outstanding following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding will depend on the number of Shares tendered and purchased in the Offer as well as the Purchase Price for such Shares. See Section 2.
If any of our shareholders:

•	who hold shares in their own name as holders of record, or

•	who are “registered holders” as participants in The Depository Trust Company’s (“DTC”) system whose names appear on a security position listing, tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2. We will not be required to close the Offer if we determine that doing so may cause the Shares to be held of record by fewer than 300 persons.
Shareholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.
Following the Offer, will LifeVantage continue as a public company?
Yes. The completion of the Offer in accordance with its terms and conditions will not cause the Company to be delisted from the NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act.
How do I tender my Shares?

•
If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal according to its instructions or an Agent’s Message and deliver it, together with any required signature guarantees, certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary before 5:00 p.m., New York City time, on Friday, October 25, 2013, or such later time and date to which we may extend the Offer;

•
If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares. See Section 3 and the instructions to the Letter of Transmittal;

•	If you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

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•
If you are a holder of vested stock options to purchase Shares under the Company’s equity compensation plans, you may exercise your vested stock options and tender any of the Shares issued upon exercise in accordance with the Company’s policies and procedures for the applicable equity plan.

If you want to tender your Shares, but:

•	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date;

•	you cannot comply with the procedure for book-entry transfer by the Expiration Date; or

•
your other required documents cannot be delivered to the Depositary by the Expiration Date; you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any state where we are prohibited from making the Offer by administrative or judicial action pursuant to state statute after a good faith effort by us to comply with such statute.
You may contact the Information Agent, or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.
How do holders of vested stock options for Shares participate in the Offer?
If you hold vested but unexercised stock options, you may exercise such options in accordance with the terms of the Company’s policies and procedures for the applicable equity compensation plan and your awards and tender the Shares received upon such exercise in accordance with this Offer. An exercise of a stock option cannot be revoked for any reason even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your stock options and the provisions for pro rata purchases by the Company described in Section 1. We recommend you discuss the Offer with your financial or tax advisor or broker, if any, prior to making a decision with respect to tendering your Shares.
May I tender only a portion of the Shares that I hold?
Yes. You do not have to tender all of the Shares that you own to participate in the Offer.
How do I withdraw Shares previously tendered?
You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase prior to 5:00 p.m., New York City time, on Friday, October 25, 2013, unless we extend the Offer, in which case you may withdraw your Shares until the expiration of the Offer as extended. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

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Until what time can I withdraw previously tendered Shares?
You may withdraw your tendered Shares at any time before 5:00 p.m., New York City time, on Friday, October 25, 2013, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on Thursday, November 21, 2013. See Section 4.
In what order will tendered Shares be purchased? Will tendered Shares be prorated? What happens if more than $40,000,000 in value of Shares are tendered at or below the Purchase Price?
If more than $40,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•
First, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired $40,000,000 in value of Shares; and

•
Second, only if necessary to permit us to purchase $40,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Sections 1 and 6.
If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?
Yes. In the event the Offer is oversubscribed, all Shares properly tendered and not properly withdrawn will be subject to the proration procedure. See Section 1.
Has LifeVantage or its Board of Directors adopted a position on the Offer?
No. Our Board of Directors has authorized us to make the Offer. However, neither we nor the Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you tender your Shares. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the offer. See Section 2.
Does LifeVantage intend to repurchase any Shares other than pursuant to the Offer or after the Offer?
Rule 13e–4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date. In addition, we anticipate that the debt financing we expect to obtain in connection with the Offer will contain certain limits on our ability to make additional purchases of Shares. See Sections 2 and 8.
What will happen if I do not tender my Shares?

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Shareholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. See Section 2.
When and how will LifeVantage pay for the Shares I tender that are accepted for purchase?
We will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including the Purchase Price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until approximately three business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5.
What is the recent market price for the Shares?
On September 11, 2013, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares was $2.43 per Share. On September 23, 2013, the last full trading day before we commenced the Offer, the last reported sale price of the Shares was $2.23. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.
Will I have to pay brokerage fees and commissions if I tender my Shares?
If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.
What are the United States federal income tax consequences if I tender my Shares?
If you are a U.S. Holder (as defined in Section 14), the receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a dividend. See Section 14. If you are a Non-U.S. Holder (as defined in Section 14), the payment of cash for your tendered Shares may be subject to United States federal income tax withholding. See Section 3.
Will I have to pay stock transfer tax if I tender my Shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any domestic stock transfer tax. See Section 5.
Whom do I contact if I have questions about the Offer?
If you have questions or need assistance, or if you require additional copies of this Offer to Purchase, you should contact the Information Agent at the address or telephone number set forth on the back cover of this Offer to Purchase.

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CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase may contain “forward-looking statements.” We have generally used the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase to identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. Actual results could differ materially from those projected in these forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	the number of Shares tendered and the Purchase Price at which we purchase Shares in the Offer;

•	our ability to obtain the credit facility with which we anticipate funding the Offer and the terms on which we are able to obtain such credit facility;

•	our ability to service the debt we expect to incur in connection with this Offer and any other debt we incur, and the impact of restrictive debt covenants;

•	we may not succeed in expanding our operations;

•	inability to conform to government regulations in existing markets;

•	we may not succeed in growing existing markets or opening new international markets;

•	inability to manage our growth and expansion;

•	disruptions in our information technology systems;

•	claims against us as a result of our independent distributors failing to comply with our policies and procedures;

•	inability of new products to gain distributor and market acceptance;

•	international trade or foreign exchange restrictions, increased tariffs, foreign currency exchange;

•	deterioration of global economic conditions;

•	inability to maintain appropriate level of internal control over financial reporting;

•	we may be unable to raise additional capital if needed;

•	exposure to environmental liabilities stemming from past operations and property ownership;

•	significant dependence upon a single product;

•	our inability to obtain high quality raw material for our products;

•	improper actions by our independent distributors that violate laws or regulations;

•	our inability to retain independent distributors or to attract new independent distributors on an ongoing basis;

•	we may be subject to a product recall;

•	our dependence on third parties to manufacture our products;

viii

•	significant government regulations on network marketing activities;

•	third party and governmental actions involving our network marketing sales activities;

•	our direct selling program could be found to not be in compliance with current or newly adopted laws or regulations;

•	unfavorable publicity on our business or products;

•	legal proceedings may be expensive and time consuming;

•	regulations governing the production or marketing of our products;

•	our business is subject to strict government regulations;

•	we are subject to the risk of investigatory and enforcement action by the federal trade commission;

•	government authorities may question our tax positions or transfer pricing policies or change their laws in a manner that could increase our effective tax rate or otherwise harm our business;

•	failure to comply with anti-corruption laws;

•	loss of key personnel;

•	competition in the dietary supplement market;

•	our inability to protect our intellectual property rights;

•	third party claims that we infringe on their intellectual property;

•	product liability claims against us;

•	economic, political, foreign exchange and other risks associated with international operations;

•	significant dilution of outstanding voting shares if holders of our existing warrants and options exercise their securities for shares of common stock;

•	volatility of the market price of our common stock;

•	we have not paid dividends on our capital stock, and we do not currently anticipate paying dividends in the foreseeable future; and
the other factors not specifically described above, including the risks, uncertainties, and contingencies described under under “Description of Business”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Items 1, 1A and 7 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013.
You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein or in the documents incorporated herein by reference, could cause our results to differ materially from those expressed or suggested in any forward-looking statement.

ix

INTRODUCTION
To the Holders of our Shares:
LifeVantage Corporation (“LifeVantage,” the “Company,” “we,” “us,” or “our”) hereby offers to purchase up to $40,000,000 in value of Shares (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase $40,000,000 in value of Shares) at a Purchase Price not greater than $2.80 nor less than $2.45 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. We will select the single lowest price within the price range for the Offer that will allow us to purchase $40,000,000 in value of Shares at such price (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase $40,000,000 in value of Shares). All Shares acquired in the Offer will be acquired at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.
Only Shares properly tendered at prices at or below the Purchase Price we select, and not properly withdrawn, will be purchased. However, because of the proration and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price we select will not be purchased if more than the aggregate value of Shares we seek are tendered. We will return any Shares (i) that are tendered at prices in excess of the Purchase Price we select and (ii) that we do not purchase because of proration or conditional tenders, in each case, promptly following the Expiration Date. See Section 3.
Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares.
The Offer is not conditioned on any minimum number of Shares being tendered. Our obligation to accept, and pay for, Shares properly tendered and not properly withdrawn pursuant to the Offer is, however, conditioned upon satisfaction or waiver of the conditions described in Section 7, including the Financing Condition.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU MAY WANT TO DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may, and we expressly reserve the right to, amend the Offer to purchase up to an additional 2% of the outstanding Shares, without extending the Expiration Date.
If more than $40,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•
First, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares

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conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired $40,000,000 in value of Shares; and

•
Second, only if necessary to permit us to purchase $40,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price.
The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender Shares through such brokers or other nominees and not directly to the Depositary. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Sections 3 and 14 regarding certain tax consequences of the Offer.
Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States federal income tax backup withholding (at a rate of 28% of the gross proceeds), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations and Non-U.S. Holders (as defined in Section 14). See Section 3. Also see Section 14 regarding United States federal income tax consequences of the Offer.
In addition, holders of vested but unexercised stock options outstanding under our 2007 Long-Term Incentive Plan or our 2010 Long-Term Incentive Plan (collectively, the “Stock Option Plans”) may, subject to the terms and conditions of the applicable Stock Option Plan and the applicable award, exercise such options and tender some or all of the Shares issued upon such exercise in accordance with the Company’s policies and procedures for the applicable Stock Option Plan. See Sections 3 and 12 for more information on the Stock Option Plans generally.
Shareholders who are participants in employee benefit plans not affiliated with us that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. See Section 3.
We will pay all fees and expenses incurred in connection with the Offer by Georgeson Inc., the Information Agent for the Offer, Computershare, the Depositary for the Offer, and D.A. Davidson & Co., the Dealer Manager for the Offer. See Section 17.
As of September 13, 2013, we had 117,610,142 issued and outstanding Shares. At the maximum Purchase Price of $2.80 per Share, we would purchase 14,285,714 Shares if the Offer is fully subscribed, which would represent approximately 12.1% of our outstanding Shares as of September 13, 2013. At the minimum Purchase Price of $2.45 per Share, we would purchase 16,326,531 Shares if the Offer is fully subscribed, which would represent approximately 13.9% of our outstanding Shares as of September 13, 2013.
If any of our shareholders who hold shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their shares in full and that tender is accepted in full, the number of our record holders would be reduced.

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On September 23, 2013, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NASDAQ was $2.23. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

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THE OFFER
1.    Number of Shares; Purchase Price Proration.
Upon the terms and subject to the conditions of the Offer, we will purchase up to $40,000,000 in value of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, as defined below, at a Purchase Price not greater than $2.80 and not less than $2.45 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. If, based on the Purchase Price, Shares having an aggregate value of less than $40,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn (upon the terms and subject to the conditions of the Offer).
The term “Expiration Date” means 5:00 p.m., New York City time, on Friday, October 25, 2013. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 16 for a description of our right to extend, delay, terminate or amend the Offer.
If the Offer is over-subscribed as described below, Shares properly tendered at or below the Purchase Price and not properly withdrawn will be subject to proration. The proration period and, except as described herein, withdrawal rights expire at the Expiration Date.
In accordance with Instruction 5 to the Letter of Transmittal, shareholders desiring to tender Shares must either:

•	specify that they are willing to sell their Shares to us at the price determined in the Offer, or

•	specify the price or prices, not greater than $2.80 nor less than $2.45 per Share (in multiples of $0.05), at which they are willing to sell their Shares to us in the Offer.
Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices at which they are tendered. We will select the lowest purchase price specified by tendering shareholders that will allow us to buy $40,000,000 in value of Shares (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase $40,000,000 in value of Shares). All Shares purchased in the Offer will be purchased at the same Purchase Price. If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $2.45 per Share.
Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price will not be purchased if more than $40,000,000 in value of Shares are properly tendered and not properly withdrawn. All Shares tendered and not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense promptly following the Expiration Date.
If we (i) increase the price that may be paid for the Shares above $2.80 per Share or decrease the price that may be paid for the Shares below $2.45 per Share, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the amount of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 16.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES PROPERLY TENDERED

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PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS, INCLUDING THE FINANCING CONDITION. SEE SECTION 7.
Priority of Purchases. If more than $40,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•
First, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date (except for shareholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired $40,000,000 in value of Shares; and

•
Second, only if necessary to permit us to purchase $40,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from shareholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. As we noted above, we may elect to purchase more than $40,000,000 in value of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.
Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders, subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately three business days after the Expiration Date. We expect to announce the preliminary results of any proration by press release on the business day following the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 14, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.    Purpose of the Offer; Certain Effects of the Offer.
Purpose of the Offer. We believe that the repurchase of Shares is consistent with our long-term goal of maximizing shareholder value.
We believe that the Offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all

2

of their investment if they so elect. The Offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. In addition, if we complete the Offer, shareholders who do not participate in the Offer will have increased their relative percentage ownership interest in the Company at no cost to them.
The Offer also provides our shareholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales.
In determining to proceed with the Offer, our management and Board of Directors evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. We believe that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and borrowing capacity will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer and the transactions contemplated, including our increased indebtedness as described in Section 9, “Source and Amount of Funds.”
In addition to those factors described above, our Board of Directors determined to conduct a “modified Dutch auction” tender offer at a price range of $2.80 to $2.45 per Share for the Shares after considering, among other things, recent stock trading ranges and volumes for the Shares and liquidity opportunities available to our shareholders.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU MAY WANT TO READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU MAY WANT TO DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.
Potential Benefits of the Offer. We believe the Offer will provide benefits to us and our shareholders, including the following:

•
we believe the Offer will provide our shareholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with open market sales; and

•	upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in LifeVantage as a result of fewer shares outstanding.
Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to us and our continuing shareholders, including the following:

•
we expect to incur indebtedness of up to $42,000,000 pursuant to borrowings under a credit facility we are currently negotiating and which we expect to be in place at least five business days prior to the Expiration Date. This increased leverage:

•	will increase our interest expense;

•	could reduce our ability to engage in significant transactions, including acquisitions and future share repurchases, without additional debt or equity financing; and

3

•	could negatively affect our liquidity during periods of reduced revenue generation, increased capital spending or higher operating expenses;

•	if our indebtedness affects our operations in the ways highlighted in the preceding bullet point or other ways, our business, financial condition, cash flow and results of operations could suffer; and

•
the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets), which could result in lower stock prices or reduced liquidity in the trading market for our Shares following completion of the Offer.

Certain Effects of the Offer. As of September 13, 2013, we had 117,610,142 issued and outstanding Shares. At the maximum Purchase Price of $2.80 per Share, we would purchase 14,285,714 Shares if the Offer is fully subscribed, which would represent approximately 12.1% of our outstanding Shares as of September 13, 2013. At the minimum Purchase Price of $2.45 per Share, we would purchase 16,326,531 Shares if the Offer is fully subscribed, which would represent approximately 13.9% of our outstanding Shares as of September 13, 2013.
If the Offer is fully subscribed at the maximum Purchase Price and we do not exercise our right to purchase any additional Shares, we will have approximately 103,324,428 Shares outstanding following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the minimum Purchase Price and we do not exercise our right to purchase any additional Shares, we will have approximately 101,283,611 Shares outstanding following the purchase of Shares tendered in the Offer.
Shareholders may be able to sell non-tendered Shares in the future on the NASDAQ or otherwise, at a net price higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.
Shareholders who do not tender their Shares pursuant to the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of LifeVantage and will realize a proportionate increase in their relative equity interest in the Company and thus in the Company’s future earnings and assets at no additional cost to them, and will bear the attendant risks and rewards associated with owning the equity securities of LifeVantage, including risks resulting from the Company’s purchase of Shares pursuant to the Offer. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future. Shareholders may be able to sell non-tendered Shares in the future, on the NASDAQ or otherwise, at a net price which may be significantly higher than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell Shares in the future, which may be higher or lower than the Purchase Price paid by us in the Offer.
The accounting for our purchase of Shares in the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase.
Shares we acquire pursuant to the Offer will become authorized and unissued Shares and will be available for us to issue without further shareholder action (except as required by applicable law or NASDAQ listing standards) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.
The Offer also provides certain shareholders with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions.
Other Share Repurchases. In March 2013, our Board of Directors authorized a program to repurchase up to $5,000,000 million of the Company’s outstanding Shares. We have repurchased the full amount authorized under the repurchase plan.

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Whether or to what extent we choose to make additional purchases of Shares will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us. We also anticipate the credit facility we expect to obtain in connection with the Offer will contain certain limits on our ability to make additional purchases of Shares.
Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any Shares, or other securities convertible into Shares, other than pursuant to the Offer, until at least 11 business days following the Expiration Date, except pursuant to certain limited exemptions provided in Rule 14e-5 of the Exchange Act.
Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•	any material change in our present dividend rate or policy or our capitalization or our indebtedness;

•	any class of our equity securities ceasing to be authorized to be quoted on the NASDAQ;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15 of the Exchange Act;

•
the acquisition or disposition by any person of our securities, other than pursuant to our Share repurchase program as described above and the grant of restricted stock, restricted stock units or stock options to employees in the ordinary course of business; or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.
Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached with respect to, and there can be no assurance that we will decide to undertake, any such alternatives.
3.    Procedures for Tendering Shares.
Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:
(1)    the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on Friday, October 25, 2013 by the Depositary at its address set forth on the back cover of this Offer to Purchase; or
(2)    the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

5

In accordance with Instruction 5 to the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must either (i) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your Shares at the minimum price of $2.45 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $2.45 PER SHARE) or (ii) check one of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined by You,” indicating the price at which Shares are being tendered. A tender of Shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.
If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $2.45 per Share. The minimum purchase price of $2.45 per share could be below the closing market price for the Shares on the Expiration Date.
If tendering shareholders wish to indicate a specific price (in multiples of $0.05) at which their Shares are being tendered, they must check a box under the section captioned “Shares Tendered at a Price Determined by You.” Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the lowest price. A shareholder who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.
Shareholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their brokers or such other nominee in order to tender their Shares. It is likely that the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Shareholders who hold Shares through nominee shareholders are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.
The proper tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.
Shareholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. SHAREHOLDERS MAY WANT TO CONSULT THEIR INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 14.
Signature Guarantees and Method of Delivery. No signature guarantee is required if:
(1)     the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the section captioned “Special Issuance Instructions” on the Letter of Transmittal; or
(2)     Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or

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an “eligible guarantor institution,” as the term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).
A “registered holder” of tendered Shares will include any participant in DTC’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The NASDAQ Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.
Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. See Instructions 6 and 8 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instructions 6 and 8 to the Letter of Transmittal.
If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.
Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the shareholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.
The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE PROPER DELIVERY TO THE DEPOSITARY.
Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure

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described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that LifeVantage may enforce such agreement against such DTC participant.
Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s certificates for Shares are not immediately available or the procedure for book-entry transfer cannot be completed before the Expiration Date, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares still may be tendered, if all of the following conditions are satisfied:
(1) the tender is made by or through an Eligible Institution;
(2) the Depositary receives by mail, overnight courier, or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form LifeVantage has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and
(3) the confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC, together with a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.
Shareholders should contact Georgeson, Inc., the Information Agent for the Offer, or their broker for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.
Stock Option Plans; Stock Awards. Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the Company’s policies and procedures for the applicable Stock Option Plan and tender the Shares received upon such exercise in accordance with the Offer. See “Proper Tender of Shares” above. Holders of vested but unexercised stock options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants, the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by us described in Section 1. Those holders may want to discuss the Offer with their broker, if any, or tax or financial advisor. Holders of unvested stock options or unvested stock awards may not tender Shares or Shares represented by such interests unless they are fully vested and, in the case of vested stock options, exercised in accordance with the Company’s policies and procedures for the applicable Stock Option Plan.
Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn, or if less than all Shares evidenced by a shareholder’s book-entry account are tendered, the Shares not purchased will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder. In the case of Shares in certificate form, the Depositary will return certificates as promptly as practicable after the expiration or termination of the Offer or the proper withdrawal of the Shares as applicable.
United States Federal Income Tax Withholding and Backup Withholding. Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a tendering U.S. Holder (as defined in Section 14) or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the U.S. Holder or other payee provides his or her correct taxpayer identification number (employer identification number or social security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Holder is otherwise exempt from backup withholding. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering U.S. Holder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal

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so as to provide the information and certification necessary to avoid backup withholding. Certain U.S. Holders (including, among others, all corporations) are not subject to these backup withholding requirements. In addition, in order for a Non-U.S. Holder (as defined in Section 14) to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8ECI), signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Depositary. See “Substitute Form W-9” in the Letter of Transmittal.
ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH OTHER IRS FORM AS MAY BE APPLICABLE) MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.
Even if a Non-U.S. Holder (as defined in Section 14) has provided the required certification to avoid backup withholding, gross proceeds payable pursuant to the Offer to the Non-U.S. Holder or his or her agent will be subject to withholding of United States federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of the Non-U.S. Holder’s trade or business within the United States. A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax withheld if such shareholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See “Substitute Form W-9” in the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. However, if we waive any defect or irregularity in any withdrawal of Shares by any shareholder, we also waive such defect or irregularity with respect to all shareholders. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of us, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

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Tendering Shareholder’s Representation and Warranty; Acceptance by LifeVantage Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e–4. It is a violation of Rule 14e–4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.
A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.
A properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.
Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 13 of the Letter of Transmittal.
WE WILL DECIDE, IN OUR SOLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.
CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
4.    Withdrawal Rights.
Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any

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time after 11:59 p.m., New York City time, on Thursday, November 21, 2013. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.
If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e–4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.
For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.
A shareholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price, so long as the information specified above is included. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.
All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder. However, if we waive any defect or irregularity in any withdrawal with respect to any shareholder, we also waive such defect or irregularity with respect to all shareholders. None of us, the Depositary, the Dealer Manager, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.
Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.
5.    Purchase of Shares and Payment of Purchase Price.
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we (i) will determine which shareholders tendered Shares at or below the Purchase Price and (ii) will accept for payment and pay for (and thereby purchase) up to $40,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law) which are properly tendered at prices at or below the Purchase Price and not properly withdrawn on or before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to the possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares or book-entry confirmation of Shares into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal or an Agent’s Message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

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We will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.
In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three business days after the Expiration Date. Unless a shareholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.
We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.
Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (and an IRS Form W-8BEN or other applicable form, if the tendering shareholder or other payee is a Non-U.S. Holder), may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
6.    Conditional Tender of Shares.
Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration. As discussed in Section 14, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such shareholder’s Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each shareholder may want to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional offer.
Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Expiration Date, if more than $40,000,000 in value of Shares (or such greater value of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and

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that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.
After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to fall below an aggregate value of $40,000,000 (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.
7.    Conditions of the Offer.
The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before or on the Expiration Date any of the following events occur (or shall have been reasonably determined by us to have occurred):

•
the consummation of financing, on terms satisfactory to the Company, resulting in aggregate proceeds to the Company that are sufficient to fund the purchase of Shares in the Offer (the “Financing Condition”) has not occurred;

•
there has been threatened in writing, instituted, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•
challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment of, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	materially impairs the contemplated benefits to us of the Offer;

•
seeks to impose limitations on our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters validly presented to our shareholders; or

•
could be expected to materially and adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity and financial condition, operations or results of operations, taken as a whole;

•
any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or the trading in the Shares, including, but not limited to, the following:

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•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
the commencement or escalation, on or after September 24, 2013, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any material escalation, on or after September 24, 2013, of any war or armed hostilities which had commenced prior to September 24, 2013;

•
any decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on September 24, 2013;

•
any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, income, operations or results of operations of us, our subsidiaries and our affiliates, taken as a whole, or on the trading in the Shares, or the proposed financing for the Offer, or on the benefits of the Offer to us;

•
a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, taken as a whole, or on the trading in the Shares, or the proposed financing for the Offer, or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	we learn that:

•
any entity, “group” (for purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC before September 24, 2013);

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before September 24, 2013 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares; or

•
any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

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•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•
otherwise could reasonably be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations or results of operations of us and our subsidiaries, taken as a whole;

•
any change or changes have occurred in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects that, in our reasonable judgment, has a material adverse effect on us or our subsidiaries, taken as a whole, or on the trading in the Shares, or the proposed financing for the Offer, or on the anticipated benefits of the Offer to us; or

•	we shall have determined that the consummation of the Offer may cause the Shares to be:

•	held of record by less than 300 persons; or

•	delisted from the NASDAQ or to be eligible for deregistration under the Exchange Act.
As used in this Offer to Purchase, the phrase “the benefits of the Offer” or similar words refer to the benefits described in Section 2 and any other benefits anticipated by LifeVantage. In addition, as used in this Offer to Purchase, the phrase “the contemplated future conduct of our business” or similar words refer to the continuation of the Company’s business in substantially the same manner as currently conducted with the preservation or improvement of relationships with important employees, consultants, customers, suppliers and others doing business with us; the preservation or improvement of our financial performance, cash flow, assets and capital resources; and the avoidance of any significant contingent or realized liabilities outside of those incurred in the ordinary course of our business substantially as currently conducted.
The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. If an offer condition is triggered, we will inform shareholders promptly (rather than waiting until expiration) as to how we wish to proceed and whether the condition is waived, unless the condition is one where the satisfaction of the condition may be determined only upon expiration. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered

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if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time on or prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.
8.    Price Range of Shares; Dividends.
Our Shares are listed for trading on the NASDAQ Capital Market under the symbol “LFVN.”
Price Range of Shares. The following table sets forth, for the period indicated, the high and low sales prices per share for our Shares as reported on the NASDAQ Capital Market.

Fiscal 2013 (Year ended June 30, 2013)
	High	Low
First Quarter	$3.85	$2.46
Second Quarter	$3.42	$1.60
Third Quarter	$3.07	$2.15
Fourth Quarter	$2.50	$2.04

Fiscal 2012 (Year ended June 30, 2012)
	High	Low
First Quarter	$1.69	$1.28
Second Quarter	$1.60	$1.32
Third Quarter	$3.98	$1.33
Fourth Quarter	$3.88	$2.25

On September 11, 2013, the last full trading day before we announced our intention to make the Offer, the last reported sale price of the Shares on the NASDAQ Capital Market was $2.43 per Share. On September 23, 2013, the last full trading day before we commenced the Offer, the last reported sale price of the Shares on the NASDAQ Capital Market was $2.23. Shareholders should obtain a current market quotation for the Shares before deciding whether and at what price or prices to tender their Shares. The minimum purchase price of $2.45 per Share could be below the closing market price for the Shares on the Expiration Date.
9.    Source and Amount of Funds.
If the Offer is fully subscribed, we will purchase $40,000,000 in value of Shares in the Offer. We expect to fund the Share purchases in the Offer, and to pay related fees and expenses, through new borrowings under the Credit Facility (as defined below) which is anticipated to include a term loan facility in an aggregate principal amount of up to $42,000,000 and a delayed draw term loan facility in an aggregate principal amount not to exceed $20,000,000 (collectively, the “Credit Facility”). The Credit Facility is expected to be in place at least five business days prior to the Expiration Date. The Offer is subject to the Financing Condition, meaning that if we are unable to obtain financing in an amount sufficient to fund the Share purchases in the Offer, we will not be required to close the Offer.
Risks Relating to Higher Leverage: We will incur increased indebtedness in connection with the purchase of Shares in the Offer and, as a result, will be more leveraged. We expect to generate the cash necessary to pay our expenses and to pay the principal and interest on the Credit Facility from our cash flows provided by operating activities. Our ability to pay our expenses and meet our debt service obligations under the Credit Facility depends on our future performance, which may be affected by financial, business, economic, demographic and other factors. If we do not have enough money to pay our debt service obligations, we may be required to refinance all or part of the Credit Facility, sell assets, borrow more money or raise equity. In such an event, we may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us or at all. Also, our ability to carry out any of these

16

activities on favorable terms, if at all, may be further impacted by any financial or credit crisis which may limit access to the credit markets and increase the cost of capital.
We anticipate the Credit Facility will contain customary covenants, including covenants that in certain circumstances restrict our ability to incur additional indebtedness, pay dividends on and redeem capital stock, make other payments, including investments, sell our assets and enter into consolidations, mergers and transfers of all or substantially all of our assets. We also anticipate that the Credit Facility will require us to maintain specified financial ratios and satisfy certain financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control and we may not be able to meet those ratios and tests. A breach of any of the covenants, ratios or tests required by, or any restrictions imposed by, the Credit Facility could result in an event of default under the Credit Facility. If an event of default exists under the Credit Facility, the lender could elect to cease making loans and declare all amounts outstanding thereunder to be immediately due and payable. If the lender under the Credit Facility accelerates the payment of the indebtedness, our assets may not be sufficient to repay in full that indebtedness and our other indebtedness that would become due as a result of any acceleration.
10.    Certain Information Concerning the Company.
General. LifeVantage Corporation, a leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, TrueScience® Anti-Aging Cream and LifeVantage® Canine Health, is a science based nutraceutical company. LifeVantage is dedicated to visionary science that looks to transform wellness and anti-aging internally and externally with products that dramatically reduce oxidative stress at the cellular level. The Company was founded in 2003 and is headquartered in Salt Lake City, UT.
Our principal executive offices are located at 9815 S. Monroe Street, Suite 100 Sandy, Utah 84070 and our telephone number is (801) 432-9000. Our website is at www.lifevantage.com. Information on our website does not constitute part of this Offer to Purchase.
Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.
Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we hereby incorporate them by reference:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed on September 12, 2013; and

•	definitive proxy statements for our 2013 annual meeting of shareholders, filed on October 9, 2012 and November 6, 2012.
You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

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The Information Agent for the Offer is:
You may obtain information regarding the Offer
from the Information Agent as follows:
480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
Toll Free: (866) 482-4931

11.    Certain Financial Information
Historical Financial Information. We incorporate by reference the financial statements and notes thereto included in Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.
Summary Historical Consolidated Financial Data. The following table sets forth our summary historical consolidated financial data for the years ended June 30, 2013 and 2012, certain selected ratios for such periods and our financial position at June 30, 2013, the last day of our most recently completed fiscal year. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended June 30, 2013. The selected ratios for such periods, are unaudited and, in the opinion of our management, include all adjustments necessary for a fair presentation of the data.

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Consolidated Statements of Income Data (In thousands, except per share data)
	For the years ended June 30,
	2013	2012
Sales, net	$208,178	$126,183
Operating income	12,068	21,457
Interest expense	(3)	(8)
Other expense, net	(912)	(6,777)
Income before income taxes	11,153	14,672
Income tax expense	(3,545)	(2,203)
Net income	$7,608	$12,469
Earnings per share:
Basic	$0.07	$0.12
Diluted	$0.06	$0.11

Shares used in computing earnings per share:
Basic	112,276	102,696
Diluted	122,888	118,331
Other Data:
Ratio of earnings to fixed charges(1)	3718.67x	1835.00x

(1)
Earnings included in the calculation of this ratio consist of income before income taxes plus interest expense. Fixed charges include interest expense only. The Company does not have capital leases nor does it capitalize interest associated with property, plant and equipment as it does not borrow to pay for these assets.

Consolidated Balance Sheet Data (In thousands, except per share data)
June 30, 2013
Current assets	$45,941
Total assets	$55,484
Current liabilities	20,566
Long-term liabilities	973
Total liabilities	21,539
Accumulated deficit	(76,476)
Total stockholder’s equity	33,945
Total liabilities & stockholder’s equity	$55,484
Shares outstanding—common stock	117,088
Book value per share	$0.29(1)
(1)    Reflects stockholders equity divided by shares outstanding.
Summary Unaudited Pro Forma Consolidated Financial Data. The following table sets forth summary unaudited pro forma consolidated financial data for the fiscal year ended June 30, 2013. This summary unaudited pro forma consolidated financial data gives effect to the purchase of Shares in the Offer, as if such purchases had occurred

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on July 1, 2012 for the consolidated statements of income data for the year ended June 30, 2013 and for the consolidated balance sheet data as of June 30, 2013. Such data also assumes that the purchase of Shares is financed with debt on the terms described in the footnotes to the table below. This information should be read in conjunction with Summary Historical Consolidated Financial Data and our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended June 30, 2013. This summary unaudited pro forma consolidated financial data is not necessarily indicative of either our financial position or results of operations that actually would have been attained had the purchase of Shares in the Offer and the related financing been completed at the dates indicated, or that will be achieved in the future. There can be no assurance that we will secure the necessary financing for the Offer on terms acceptable to us or at all. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward-Looking Statements.”

Unaudited Consolidated Pro Forma Statements of Income Data (In thousands, except per share data)
	Year Ended June 30, 2013
	Actual	Adjustments	Pro Forma

Sales, net	$208,178	$ -	$208,178
Operating income	12,068	-	12,068
Interest expense	(3)	(4,142)(1)	(4,145)
Other expense, net	(912)	-	(912)
Income before income taxes	11,153	(4,142)	7,011
Income tax expense	(3,545)	1,313	(2,232)
Net income	$7,608	$(2,829)	$4,779
Earnings per share:
Basic	$0.07		$0.05
Diluted	$0.06		$ 0.04(2)

Shares used in computing
earnings per share:
Basic	112,276	(15,094)(2)	97,182
Diluted	122,888	(15,094)(2)	107,794
Other Data:
Ratio of earnings to fixed charges(3)	3718.67x		2.69x

Non-GAAP Financial Measures:
Adjusted net income(4)	$11,069	$(2,828)	$8,241
Adjusted diluted earnings per share(4)	$0.09		$0.08

(1)
Reflects interest expense on $42 million in new borrowings from the anticipated Credit Facility at an average rate of 8.75% per annum and a term of 5 years plus amortization of deferred transaction costs. For every 0.125% increase/decrease in our interest rate our interest expense would change by approximately $51,000 per year.

(2)
The pro forma share count assumes the repurchase of 15,094,340 shares at $2.65 per Share in the Offer as of the beginning of the periods presented. Pro forma net earnings per share are calculated based upon such pro forma share count.

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(3)
Earnings included in the calculation of this ratio consist of income before income taxes plus interest expense. Fixed charges include interest expense only, as the Company does not have capital leases nor does it have capitalized interest associated with property, plant and equipment.

(4)
We define Adjusted Net Income as Net Income excluding certain costs associated with the product recall and the applicable tax impacts associated with these items. Adjusted earnings per share ("EPS") is calculated based on Adjusted Net Income and the weighted average number of common and potential common shares outstanding during the period. Adjusted Net Income and Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

We are presenting Adjusted Net Income and Adjusted EPS because management believes that excluding the product recall costs from the relevant GAAP measures, when viewed with our results under GAAP and the accompanying reconciliations provides useful information to assess our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. Each of Adjusted Net Income and Adjusted EPS is presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; and (ii) we use Adjusted Net Income and Adjusted EPS internally as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Adjusted Net Income and Adjusted EPS has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measures, including net income per diluted share prepared in accordance with GAAP, or as a measure of profitability or liquidity.
The table set forth below presents a reconciliation of Adjusted Net Income and Adjusted EPS, all of which are non-GAAP financial measures, to Net Income, and Diluted EPS, our most directly comparable financial measures presented in accordance with GAAP.

Unaudited Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share: (In thousands, except per share data)
	Year Ended June 30, 2013
	Actual	Adjustments	Pro Forma
GAAP Net income	$7,608	(2,828)	$4,780

Adjustments:
Costs associated with product recall:
Cost of sales	4,798		4,798
General and administrative	270		270
Tax impact of adjustments	(1,607)		(1,607)
Total adjustments	3,461		3,461
Non-GAAP Adjusted net income (loss)	$11,069	$(2,828)	$8,241

Diluted shares	122,888	(15,094)	107,794

Non-GAAP Adjusted diluted earnings per share	$0.09		$0.08

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Unaudited Consolidated Pro Forma Balance Sheet Data (In thousands, except per share data)
	June 30, 2013
	Actual	Adjustments	Pro Forma

Current assets	$45,941	$ (429)(1)	$45,512
Total assets	55,484	616(2)	56,100
Short-term debt due within 1 year	__	2,100(3)	2,100
All other current liabilities	20,566	__	20,566
Current liabilities	20,566	2,100	22,666
Long-term debt	__	38,775(3)	38,775
All other long-term liabilities	973	__	973
Long-term liabilities	973	38,775	39,748
Total liabilities	21,539	40,875(3)	62,414
Common stock	121	(15)(4)	106
Accumulated deficit	(76,476)	(40,244)(5)	(116,720)
Total stockholder’s equity (deficit)	$33,945	$(40,259)	$(6,314)
Total liabilities & stockholder’s equity	55,484	616	56,100
Shares outstanding—common stock(5)	117,088	(15,094)	101,994
Book value per share(6)	$0.29		$(0.060)

(1)
Current assets reflect a net decrease of $0.4 million resulting from estimated transactions costs of $2.4 million, of which we anticipate paying $2 million from the proceeds of the financing. The $2.4 million estimated transactions costs consist of $0.3 million expected to be incurred in connection with the Offer and $2.1 million expected to be incurred in connection with the financing.

(2)
Total assets reflect a net increase of $0.6 million resulting from the decrease in current assets of $0.4 million as a result of net transaction costs (see note (1) above) being offset by $1 million in deferred financing costs associated with the financing.

(3)
Total liabilities reflect a net increase of $40.9 million. Of the debt proceeds, $40 million is used to finance the repurchase of shares in the Offer and $2 million is used to pay transaction fees (see note (1) above). Reflected in current liabilities is $2.1 million payable due within one year. Long-term liabilities are comprised of $39.9 million long-term debt partially offset by $1.1 million in transaction fees.

(4)	Reflects the par value of 15,094,340 Shares assumed to be purchased.

(5)	Assumes the repurchase of 15,094,340 Shares in the Offer at a price of $2.65 per Share, plus associated estimated transaction fees and costs of approximately $0.3 million.

(6)	Book value per share reflects stockholders equity (deficit) divided by Shares outstanding. Stockholders’ deficit includes $76.4 million of accumulated deficit offset by repurchased stock.

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12.    Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.
Beneficial Ownership. As of September 13, 2013, we had 117,610,142 issued and outstanding Shares. If the Offer is fully subscribed at the maximum Purchase Price of $2.80 per share, the 14,285,714 Shares that the Company would purchase in the Offer would represent approximately 12.1% of the Shares outstanding on September 13, 2013. If the Offer is fully subscribed at the minimum Purchase Price of $2.40 per share, the 16,326,531 Shares that the Company would purchase in the Offer represent approximately 13.9% of the Shares outstanding on September 13, 2013.
Our directors and executive officers have indicated that they do not intend to participate in the Offer. As of September 13, 2013, we had 117,610,142 issued and outstanding Shares and our directors and executive officers as a group beneficially owned, as defined in accordance with the rules of the SEC, an aggregate of approximately 7,322,632 Shares, representing approximately 6.06% of the total number of outstanding Shares. Accordingly, assuming the completion of the Offer, the proportional holdings of our non-executive directors and of any executive officer who does not participate in the Offer will increase. Further, our directors and executive officers may, in compliance with applicable law and subject to any applicable restrictions on transfer, sell their Shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in the Offer.
The following table provides information with respect to the beneficial ownership of our Shares by (i) each of our directors, (ii) each of our executive officers and (iii) all directors and executive officers as a group. As of September 13, 2013, no person was known to us to own beneficially more than 5% of our Shares.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares subject to (i) stock options held by that person that are currently exercisable or exercisable within 60 days of September 13, 2013, and (ii) Shares issuable upon the vesting of restricted stock units or RSUs within 60 days of September 13, 2013, are deemed issued and outstanding. These Shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other shareholder.
Except as otherwise noted in the footnotes below, to our knowledge each person or entity identified below has sole voting and investment power with respect to such securities.
The percentages of beneficial ownership set forth below are based on 117,610,142 shares issued and outstanding on September 13, 2013.

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As of September 13, 2013
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
Michael Beindorff	270,700(2)	*
David Manovich	720,537(3)	*
Garry P. Mauro	849,954(4)	*
George Metzger	125,000(5)	*
Elwood Spedden	125,000(6)	*
Richard Okumoto	100,000(7)	*
Douglas C. Robinson	1,470,000(8)	1.24%
David W. Brown	1,499,306(9)	1.27%
David Colbert	216,227(10)	*
Kirby Zenger	422,813(11)	*
David Toda	50,000(12)
Rob Cutler	439,778(13)	*
Robert Urban	323,860(14)	*
Ryan Thompson	324,280(15)	*
Gene Tipps	272,813(16)	*
Michelle Oborn	112,364(17)	*
All executive officers and directors as a group (16 persons)	7,322,632	6.06%

*	Less than one percent.
(1)
The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. In accordance with the beneficial ownership rules of the SEC, the table does not reflect an aggregate of 842,246 shares of common stock reserved for issuance upon the exercise of outstanding options not exercisable within 60 days held by certain of our directors and executive officers.

(2)
Includes 137,000 shares held directly by Mr. Beindorff, 8,000 shares owned by Mr. Beindorff’s spouse which he is deemed to beneficially own, 700 shares owned by Mr. Beindorff’s spouse in a custodial account for their minor children, which Mr. Beindorff is deemed to beneficially own and 25,000 shares directly owned by Mr. Beindorff pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Beindorff has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.

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(3)
Includes 305,537 shares owned in a joint trust account by Mr. Manovich and his spouse, 10,000 shares owned by Mr. Manovich, 40,000 shares held in Mr. Manovich’s 401(k) plan, 240,000 shares owned by Mr. Manovich’s spouse, which he is deemed to beneficially own and 25,000 shares directly owned by Mr. Manovich pursuant to a Restricted Stock Award . Also includes the following shares which Mr. Manovich has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.

(4)
Includes 263,689 shares owned directly by Mr. Mauro, 1,265 shares owned by Mr. Mauro in a custodial account for his minor children, which he is deemed to beneficially own and 25,000 shares directly owned by Mr. Mauro pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Mauro has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 100,000 shares at an exercise price of $0.30 per share, 120,000 shares at an exercise price of $0.21 per share, 120,000 shares at an exercise price of $0.25 per share, 120,000 shares at an exercise price of $0.80 per share and 100,000 shares at an exercise price of $1.33 per share.

(5)
Includes 25,000 shares directly owned by Mr. Metzger pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Metzger has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.

(6)
Includes 25,000 shares directly owned by Mr. Spedden pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Spedden has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 100,000 shares at an exercise price of $1.33 per share.

(7)	Consists of 100,000 shares directly owned by Mr. Okumoto pursuant to a Restricted Stock Award.
(8)
Includes 320,000 shares directly owned by Mr. Robinson pursuant to a Restricted Stock Award. Also includes the following shares which Mr. Robinson has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 40,000 shares at an exercise price of $0.80 per share, 610,000 shares at an exercise price of $0.75 per share and 500,000 shares at an exercise price of $1.20 per share.

(9)
Includes 125,000 shares directly owned by Mr. Brown pursuant to Restricted Stock Awards and 894,056 shares directly owned by Mr. Brown. Also includes the following shares which Mr. Brown has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 436,500 shares at an exercise price of $0.75 per share and 43,750 shares at an exercise price of $1.50 per share.

(10)	Consists of 216,227 shares directly owned by Mr. Colbert pursuant to Restricted Stock Awards.
(11)
Includes 140,000 shares directly owned by Mr. Zenger pursuant to Restricted Stock Awards. Also includes the following shares which Mr. Zenger has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 150,000 shares at an exercise price of $0.70 per share, 100,000 shares at an exercise price of $0.54 per share and 32,813 shares at an exercise price of $1.50 per share.

(12)	Consists of 50,000 shares directly owned by Mr. Toda pursuant to Restricted Stock Awards.
(13)
Includes 374,153 shares directly owned by Mr. Cutler pursuant to Restricted Stock Awards. Also includes the following shares which Mr. Cutler has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 65,625 shares at an exercise price of $2.87 per share.

(14)
Includes 1,600 shares directly owned by Mr. Urban and 269,135 shares owned by Mr. Urban pursuant to Restricted Stock Awards. Also includes the following shares which Mr. Urban has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 53,125 shares at an exercise price of $3.19 per share.

(15)
Includes 6,343 shares directly owned by Mr. Thompson, 12,000 shares owned by Mr. Thompson’s spouse which he is deemed to beneficially own, and 175,000 shares directly owned by Mr. Thompson pursuant to Restricted Stock Awards. Also includes the following shares which Mr. Thompson has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 120,000 shares at an exercise price of $0.70 per share and 10,937 shares at an exercise price of $1.50 per share.

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(16)
Includes 120,000 shares directly owned by Mr. Tipps and 120,000 shares directly owned by Mr. Tipps pursuant to Restricted Stock Awards. Also includes the following shares which Mr. Tipps has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 32,813 shares at an exercise price of $1.50.

(17)
Includes 95,333 shares directly owned by Ms. Oborn pursuant to Restricted Stock Awards. Also includes the following shares which Ms. Oborn has the right to acquire or will have the right to acquire within 60 days of September 13, 2013 upon the exercise of options: 12,000 shares at an exercise price of $0.70 per share and 5,031 shares at an exercise price of $1.40 per share.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company, nor, to the best of the Company’s knowledge, any directors or executive officers of the Company or any associates or subsidiaries of the Company, has effected any transactions in Shares during the 60 day period before the date hereof, except that, as reported on a Form 4 filed with the SEC on August 14, 2013, Mr. David Colbert was deemed to have disposed of 5,773 Shares on August 1, 2013 at a per share of $2.63, which disposition was the result of the Company withholding Shares to satisfy tax withholding obligations in connection with the partial vesting of a restricted stock award granted on August 1, 2012.
Equity Incentive Plan. Our 2010 Long-Term Incentive Plan, which we refer to as the 2010 LTIP, is the only equity compensation plan under which grants of stock-based awards may currently be made. The 2010 LTIP permits the grant of various equity-based awards, including nonqualified or incentive stock options, stock appreciation rights, restricted stock, stock units, or cash awards. Under the 2010 LTIP we may issue up to 6,900,000 shares of our common stock to our employees, officers and directors.
The Compensation Committee of our Board of Directors administers the 2010 LTIP. As of June 30, 2013, there were awards outstanding, net of awards expired, for the purchase in aggregate of 3,058,976 shares of our common stock. As of June 30, 2013, there were 370,000 shares available for issuance under the 2010 LTIP.
Compensation of Directors. We pay our non-employee a monthly retainer for their service as directors. The amount of the monthly retainer is (i) $6,000 for the chairman of our board of directors, (ii) $5,000 for the chairs of the audit committee and the compensation committee, and (iii) $4,000 for all other non-employee directors. In addition, following each annual meeting of shareholders, each continuing non-employee director receives annual equity compensation of a restricted stock award of 25,000 shares, which vests in full in a single vesting increment on the date of the next annual meeting following the annual meeting at which the award is granted. Each newly elected or appointed director receives an initial restricted stock award of 50,000 shares, which vests in full in a single vesting increment on the date of the next annual meeting following the date on which the award is granted. If a non-employee director voluntarily resigns from our board of directors between annual meetings, vesting of the restricted stock award will be accelerated on a prorated basis and in the case of a non-employee director's death while serving as a director the restricted stock award will vest on an accelerated basis in full.
13.    Certain Legal Matters; Regulatory Approvals.
Except as described above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by the acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Shares by us as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Shares is subject to conditions. See Section 7.
14.    United States Federal Income Tax Consequences.

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The following describes certain United States federal income tax consequences relevant to the Offer for U.S. Holders and Non-U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.
This discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold Shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of options or the vesting of restricted share units). This discussion does not address the consequences of the alternative minimum tax, or any state, local or foreign tax consequences of participating in the Offer. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.
As used herein, a “U.S. Holder” means a beneficial holder of Shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if it (x) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
Holders of Shares who are neither U.S. Holders nor partnerships (or any other entity treated as a partnership for U.S. federal income tax purposes) (“Non-U.S. Holders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable United States withholding tax rules and the potential for obtaining a refund of all or a portion of any tax withheld.
If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding Shares should consult their own tax advisors.
Non-Participation in the Offer. Shareholders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.
U.S. Holders. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from us.
Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash pursuant to the Offer will be a “complete termination” of a U.S. Holder’s equity interest in us if the U.S. Holder owns none of our Shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the

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exchange. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of the then outstanding Shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the Shares owned by such U.S. Holder in us immediately before the exchange, and (ii) the percentage of the then outstanding voting stock owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the voting stock owned by such U.S. Holder in us immediately before the exchange. If an exchange of Shares for cash fails to satisfy either the “complete termination” or “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of Shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.
If a U.S. Holder is treated as recognizing gain or loss from the disposition of the Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Non-corporate holders generally will be subject to a maximum United States federal income tax rate of 20% on recognized long-term capital gain and a maximum United States federal income tax rate of 39.6% on recognized short-term capital gain. The ability of a shareholder to use any capital loss to offset other income or gain is subject to certain limitations.
If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such Shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 20% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the Shares exchanged. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it will be subject to the “extraordinary dividend” provisions of the Code. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.
To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.
We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.
Additionally, individual U.S. Holders with modified adjusted gross income in excess of $200,000 (filing single) or $250,000 (married filing jointly) generally will be subject to a net investment income tax of 3.8% on dividend income and capital gain. The net investment income tax does not apply to corporations.
Non-U.S. Holders. The Depositary will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the U.S. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct

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of a trade or business within the U.S., a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. The Depositary will determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g. IRS Forms W-8BEN or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
United States Federal Income Tax Backup Withholding. See Section 3 with respect to the application of United States federal income tax backup withholding to both U.S. and Non-U.S. Holders.
15.    Effects of the Offer on the Market for Shares; Registration under the Exchange Act.
The purchase by LifeVantage of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of LifeVantage shareholders. As of September 13, 2013, we had 117,610,142 issued and outstanding Shares. Shareholders may be able to sell non-tendered Shares in the future at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.
We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. Based upon published guidelines of NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NASDAQ.
The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.
16.    Extension of the Offer; Termination; Amendment.
We expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for (at which point, we may terminate, or, subject to applicable law, postpone payment for Shares) upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered, by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

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If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:
(1) we increase or decrease the price to be paid for Shares or increase or decrease the value of Shares sought in the offer (and thereby increase or decrease the number of Shares being sought in the Offer) and, in the event of an increase in the value of Shares purchased in the Offer, the increase exceeds 2% of the Shares outstanding, and
(2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 16, then in each case the Offer will be extended until the expiration of the period of at least ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
17.    Fees and Expenses.
We have retained D.A. Davidson & Co. to act as the Dealer Manager in connection with the Offer. D.A. Davidson & Co. will receive a reasonable and customary fee for its services. We also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify them against liabilities in connection with the Offer.
We have retained Georgeson Inc. to act as Information Agent in connection with the Offer. As Information Agent, Georgeson Inc. may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. Georgeson Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.
We have retained Computershare to act as Depositary in connection with the Offer. Computershare, in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.
Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.
We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, banks and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of LifeVantage, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.
18.    Miscellaneous.

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We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant to the Offer, we will make a good faith effort to comply with that statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction within the United States.
Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning LifeVantage.
We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us or the Dealer Manager.
LifeVantage Corporation
September 24, 2013

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Original copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each shareholder of LifeVantage or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:
The Depositary for the Offer is:
By Telephone:
9 a.m. to 6 p.m., New York Time
Monday through Friday, except for bank holidays:

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	By Express Mail or by Overnight Courier Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021
By Facsimile Transmission (for eligible institutions only):
Computershare Trust Company, N.A.Facsimile: (617) 360-6810Confirm
By Telephone:
(781) 575-2332
Questions or requests for assistance should be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery should also be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:
You may obtain information regarding the Offer
from the Information Agent as follows:
480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
Toll Free: (866) 482-4931

The Dealer Manager for the Offer is:
Two Centerpointe, Suite 450
Lake Oswego, OR 97035
Call: (503) 863-5042 or (503) 863-5043

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